Exhibit 10.29

WAIVER, CONSENT AND OPTION TERMINATION AGREEMENT

This Waiver, Consent and Option Termination Agreement (the “Agreement”) is made and entered into as of the 11th day of December, 2012 (the “Effective Date”), by and between INCLINE THERAPEUTICS, INC., a Delaware corporation (the “Company”), and CADENCE PHARMACEUTICALS, INC., a Delaware corporation (“Cadence”).

BACKGROUND

A. The Company and Cadence have entered into that certain Option Agreement, effective as of June 21, 2010, as amended through the date hereof (the “Option Agreement”), pursuant to which the Company has granted Cadence, in consideration for certain payments, an exclusive, irrevocable Option (as defined therein) to acquire the Company, subject to the terms of the Option Agreement and the Delaware General Corporation Law.

B. The Company is entering into a Third Party Acquisition Agreement (as defined below) with the Medicines Company, a Delaware corporation (“The Medicines Company”) simultaneously with the execution of this Agreement and the closing of the transactions contemplated thereby are contingent upon the termination of the Option Agreement.

C. The Company desires to buy-out Cadence’s interest in, and terminate Cadence’s rights with respect to, the Option and the Option Agreement and Cadence agrees to such buy-out and termination, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as set forth herein.

ARTICLE 1

CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined below shall have the meaning ascribed to them in the Option Agreement. In addition, the following terms used herein shall have the following meanings:

“Buy-Out Price” means Thirteen Million One Hundred Twenty Five Thousand Dollars ($13,125,000).

“Closing” means the consummation of a transaction pursuant to the Third Party Acquisition Agreement.

“Parties” means Cadence and the Company, and “Party” means Cadence or the Company.

“Third Party Acquisition Agreement” means a definitive agreement contemplating the consummation of a transaction (whether or not a Permitted Transaction) that, if consummated, would result in The Medicines Company owning, directly or indirectly (including through beneficial ownership as described in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended): (a) 50% or more of the outstanding securities of any class of voting securities or voting power over voting securities, taken together as a single class (or instruments convertible into or exercisable or exchangeable for 50% or more of such voting securities, taken together as a single class) of the Company or of the surviving entity in a merger to which the Company is party or the resulting direct or indirect parent of the Company or such surviving entity; or (b) 50% or more of the assets of the Company.

“Waiver Period” means the period from the Effective Date through the earliest to occur of (1) the date that is ninety-one (91) calendar days after the Effective Date, (b) the date on which the Third Party Acquisition Agreement is terminated by the parties thereto in accordance with its terms prior to the Closing and (c) immediately after the Closing.

ARTICLE 2

WAIVER AND TERMINATION OF OPTION AGREEMENT

2.1 Waiver of Option; Consent to Acquisition by The Medicines Company. Subject to Section 2.5, Cadence hereby expressly and irrevocably (a) waives and relinquishes its right to exercise the Option during the Waiver Period and (b) consents to the negotiation of and entry into a Third Party Acquisition Agreement by the Company and The Medicines Company and the consummation of the transactions contemplated thereby, including without limitation the acquisition of the Company by The Medicines Company.

2.2 Termination of Option Agreement. Cadence and the Company agree that as a result of this Agreement, the Option Agreement shall be terminated pursuant to Section 4.1(a) of the Option Agreement simultaneously with the Closing, such that the Option Agreement shall be of no further force or effect without any further action of any party and neither Cadence nor the Company will have any further rights or obligations thereunder (except as expressly provided for herein), without any liability or obligation on the part of either of the Company or Cadence other than the payment of the Buy-Out Price. Notwithstanding the previous sentence and Section 4.2 of the Option Agreement, the following provisions of the Option Agreement shall survive the termination of the Option Agreement and shall remain in effect: Article 1 (to the extent necessary to interpret other surviving provisions), Sections 3.2, 3.3, 3.5, and 3.7, Section 4.2, Articles 6 and Sections 7.6, 7.14 and 7.15. In addition, this Section 2.2 shall survive the termination of the Option Agreement and this Agreement.

2.3 Payment of Buy-Out Price. In consideration for the waiver and consent provided for in Section 2.1 and the termination of the Option Agreement pursuant to Section 2.2 of this Agreement and Section 4.1(a) of the Option Agreement, subject to the occurrence of the Closing, the Company shall pay to Cadence the Buy-Out Price. The payment of the Buy-Out Price shall be made to Cadence in Federal or other funds immediately available in San Diego, California, at the time of the Closing pursuant to wire instructions communicated in writing by Cadence to the Company at least three (3) days in advance of the Closing. The Company agrees that the Closing shall be contingent upon the payment of the Buy-Out Price in accordance with such wire instructions. Any failure of the Company to pay the Buy-Out Price at the Closing to the bank account designated by Cadence in such wire instructions shall be a material breach of this Agreement.

2.4 Effect on Existing Option Agreement. For clarity, except with respect to the waiver and relinquishment by Cadence of its right to exercise the Option during the Waiver Period under Section 2.1 of this Agreement and the consent of Cadence to the entry into a Third Party Acquisition Agreement by the

2.

Company and The Medicines Company and the consummation of the transactions contemplated thereby (including, without limitation, the acquisition of the Company by the Medicines Company, the Option Agreement shall remain in full force and effect until the Closing, including the rights of the Parties to terminate the Option Agreement upon any Option Termination Event set forth in Section 4.1 of the Option Agreement, it being understood and agreed, however, that any such termination other than in connection with the Closing would not trigger any obligation on the part of the Company to pay to Cadence the Buy-Out Price.

2.5 Effect of Failure to Close the Third Party Acquisition Agreement. Notwithstanding anything to the contrary contained herein, the waiver, consent and termination provisions of this Article 2 shall become null and void and of no further force or effect in the event that (a) the Closing does not occur during the Waiver Period or (b) the Third Party Acquisition Agreement is terminated by the parties thereto in accordance with its terms prior to the Closing. The Company shall provide Cadence with prompt written notice, but in any event within two calendar days, of the occurrence of either (a) or (b).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each of Cadence and the Company hereby represents and warrants to the other Party as follows, as of the Effective Date:

3.1 Organization, Good Standing and Qualification. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Party has all requisite corporate power and authority to execute and deliver this Agreement, to carry out the provisions of this Agreement, and to perform its obligations under, and carry out the provisions of, this Agreement. Such Party is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required.

3.2 Authorization; Binding Obligations; Approvals.

(a) All corporate actions on the part of such Party and its officers, directors and stockholders necessary for the authorization of this Agreement and the performance of all obligations of such Party hereunder have been taken. This Agreement is the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

(b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of such Party is required in connection with the execution and delivery of this Agreement by such Party.

3.3 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the performance by such Party of this Agreement in accordance with its terms will not (a) violate the Certificate of Incorporation or bylaws of such Party, (b) breach or result in a violation of any law applicable to such Party, (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, or decree of any court or arbitrator to which such Party is a party or any material contract of such Party or (d) result in the creation or imposition of any lien, encumbrance or security interest on any of the assets or properties of such Party.

3.

ARTICLE 4

DISPUTE RESOLUTION

4.1 Resolution of Disputes. The Parties agree that any disputes under this Agreement shall be governed by the dispute resolution provisions of Sections 6.1 to 6.3 of the Option Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

4.3 Injunctive Relief. Nothing in this Article 4 or Section 5.6 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration or litigation if necessary to protect the interests of such Party or to preserve the status quo pending the applicable proceeding

4.4 Jurisdiction. For the purposes of this Article 4, the Parties agree to accept the jurisdiction of any U.S. District Court located in California for the purposes of enforcing any awards entered into pursuant to this Agreement or for the litigation of any claim or in seeking any injunction under this Article 4 and for enforcing the agreements reflected in this Article 4.

ARTICLE 5

GENERAL PROVISIONS

5.1 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party).

if to Cadence:

12481 High Bluff Drive, Suite 200

San Diego, CA 92130

Attn: General Counsel

Facsimile:

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Attn: Faye H. Russell, Esq.

         Cheston J. Larson, Esq.

Facsimile:

4.

if to the Company:

900 Saginaw Drive

Suite 200

Redwood City, CA 94063

Attn: Alan Levy, CEO

Facsimile:

with a copy to (which shall not constitute notice):

Cooley LLP

3000 El Camino Real

Five Palo Alto Square

Palo Alto, CA 94306

Attn: Barbara A. Kosacz

Facsimile:

5.2 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.3 Entire Agreement. Except as expressly set forth herein, including with respect to the waiver of the exercise of the Option by Cadence, the consent by Cadence to the negotiation of and entry into a Third Party Acquisition Agreement by the Company and the Medicines Company and the termination of the Option and the Option Agreement, nothing in this Agreement is intended to amend or modify the Option Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein.

5.4 Successors and Assigns; Assignment. This Agreement shall be binding upon the Company and its permitted successors and permitted assigns (if any) and Cadence and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of the Company, Cadence and the respective successors and assigns (if any) of the foregoing. This Agreement shall not be assigned by either Party, whether by operation of law or otherwise; in whole or in part, without obtaining the prior written consent or approval of the other Party. This Agreement may be assigned by Cadence whether by operation of law or otherwise; in whole or in part, to any successor to all or substantially all of the business of Cadence, whether by merger, acquisition of assets or otherwise without the consent of the Company; provided that the Option Agreement is also so assigned.

5.5 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the consent provided by Cadence in Section 2.1, which is for the benefit of and shall be enforceable by The Medicines Company.

5.

5.6 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur to the Parties if any of the provisions of this Agreement, including the provisions of Article 4, were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties would not have an adequate remedy at law and therefore will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled hereunder, at law or in equity.

5.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.9 Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.10 Further Assurances. Each Party hereto shall execute and cause to be delivered to the other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out this Agreement.

5.11 Construction. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, (i) all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles or Sections of this Agreement, and (ii) all references in this Agreement to dollar amounts are intended to refer to U.S. dollars.

5.12 Amendment and Waiver. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Cadence and the Company.

6.

IN WITNESS WHEREOF, the Parties have caused this Waiver and Option Termination Agreement to be executed and delivered as of the 11th day of December, 2012.

CADENCE PHARMACEUTICALS, INC.

Signature:	/s/ Theodore R. Schroeder
Name:	Theodore R. Schroeder
Title:	President and Chief Executive Officer

INCLINE THERAPEUTICS, INC.

Signature:	/s/ David Socks
Name:	David Socks
Title:	President and Chief Operating Officer